Exhibit 3.3

CERTIFICATE OF FORMATION
OF
VALERO ENERGY PARTNERS GP LLC

This Certificate of Formation of Valero Energy Partners GP LLC (the “Company”) has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company under the Act.
Article One
The name of the limited liability company formed hereby is:
Valero Energy Partners GP LLC
Article Two
The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Company at that address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed this 23rd day of July, 2013.

/s/ J. Stephen Gilbert
J. Stephen Gilbert